Exhibit 4.1

LIBERTY MEDIA CORPORATION,
as Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

Second Supplemental Indenture

Dated as of August 3, 2023

1.375% Cash Convertible Senior Notes due 2023

SECOND SUPPLEMENTAL INDENTURE, dated as of August 3, 2023 (this “Second Supplemental Indenture”), between Liberty Media Corporation, a Delaware corporation, as issuer (the “Company”), and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee (as successor to U.S. Bank National Association) have entered into the Indenture, dated as of October 17, 2013 (as amended and supplemented by the Supplemental Indenture, dated April 15, 2016, the “Indenture”), pursuant to which the Company has issued its 1.375% Cash Convertible Senior Notes due 2023;

WHEREAS, on July 17, 2023, at a special meeting of stockholders of the Company, the Company received the requisite vote of its stockholders to, among other things, (i) redeem (the “Split-Off”) each outstanding share of the Company’s Liberty Braves Common Stock in exchange for one share of Series A common stock of Atlanta Braves Holdings, Inc., which Split-Off was effective as of July 18, 2023 and (ii) amend and restate its certificate of incorporation to reclassify and exchange (the “Reclassification”) (a) the Company’s Liberty SiriusXM Common Stock into new Series A Liberty SiriusXM common stock and new Series A Liberty Live common stock and (b) the Company’s Liberty Media Common Stock (which, for the avoidance of doubt and following a name change in January 2017, refers to shares of Series A Liberty Formula One Common Stock of the Company, par value $0.01 per share) into new Series A Liberty Formula One common stock and new Series A Liberty Live common stock;

WHEREAS, pursuant to the Reclassification, each outstanding share of (a) Liberty SiriusXM Common Stock will be reclassified and exchanged by exchanging each such share for the following upon the cancellation thereof: 1.0 share of new Series A Liberty SiriusXM common stock and 0.2500 of a share of new Series A Liberty Live common stock; and (b) Liberty Media Common Stock will be reclassified and exchanged by exchanging each such share for the following upon the cancellation thereof: 1.0 share of new Series A Liberty Formula One common stock and 0.0428 of a share of new Series A Liberty Live common stock;

WHEREAS, the Reclassification shall become effective upon the effectiveness of the Company’s Amended and Restated Certificate of Incorporation (the “Restated Charter”) with the Delaware Secretary of State pursuant to the General Corporation Law of the State of Delaware (the “Reclassification Effective Time”);

WHEREAS, the Reclassification constitutes a “Merger Event” and the shares of tracking stock to be issued in reclassification of and exchange for the Liberty SiriusXM Common Stock and the Liberty Media Common Stock constitute “Reference Property” under Section 12.05 of the Indenture, thereby requiring the Company to execute with the Trustee a supplemental indenture providing for the payment by the Company, upon conversion of the Notes, of cash in an amount that is based upon the Reference Property in lieu of the Liberty SiriusXM Common Stock and the Liberty Media Common Stock;

WHEREAS, in accordance with Section 12.05 of the Indenture, the supplemental indenture is to provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 12 of the Indenture;

WHEREAS, Section 9.01 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture, without the consent of any Holders: (i) pursuant to clause (a) of Section 9.01, to cure any ambiguity, omission, defect or inconsistency in the Indenture or the Notes in a manner that does not adversely affect the rights of any Noteholder; (ii) pursuant to clause (f) of Section 9.01, to add to the covenants of the Company such further covenants, restrictions or conditions for the benefit of the Noteholders or surrender any right or power conferred upon the Company; and (iii) pursuant to clause (g) of Section 9.01, to make any changes that do not adversely affect the rights of any holder in any material respect;

WHEREAS, the Company and the Trustee are entering into this Second Supplemental Indenture in accordance with Section 9.01(a), (f) and (g) and Section 12.05 of the Indenture that, among other things: (i) make the Notes convertible into cash based upon the Reference Property; (ii) provides for adjustments that, in the determination of the Company, are as nearly equivalent as may be practicable to the adjustments provided in Section 12 of the Indenture; and (iii) make such other changes that, in the determination of the Company, add to the covenants of the Company for the benefit of the Noteholders or do not adversely affect the rights of any holder in any material respect that are necessary or appropriate due to the Notes being convertible into cash based upon the Reference Property rather than the Liberty SiriusXM Common Stock and the Liberty Media Common Stock;

WHEREAS, all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Second Supplemental Indenture, and the Company and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Noteholders, as follows:

SECTION 1.           Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

SECTION 2.           Effectiveness.

The terms of this Second Supplemental Indenture shall become effective, without further action on the part of the Company, the Trustee or any Noteholder, from and after the Reclassification Effective Time.

SECTION 3.           Amendments to Indenture.

(a)            For all purposes of the Indenture, this Second Supplemental Indenture and the Notes, the definitions of the following terms in Section 1.01 of the Indenture are amended and restated to read in full as follows:

“Component” means the Live Component, the Formula One Component or the SiriusXM Component.

“Daily VWAP”, in respect of any Trading Day for the Securities Basket, means the sum of (i) the product of (x) the per share volume-weighted average price of the New Liberty Live Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LLYVA.US <equity> AQR” (or its equivalent successor if such page is not available) for such Trading Day and (y) the number of shares of New Liberty Live Common Stock included in the Live Component on such Trading Day, plus (ii) the product of (x) the per share volume-weighted average price of the New Liberty Formula One Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FWONA.US <equity> AQR” (or its equivalent successor if such page is not available) for such Trading Day and (y) the number of shares of New Liberty Formula One Common Stock included in the Formula One Component on such Trading Day, plus (iii) the product of (x) the per share volume-weighted average price of the New Liberty SiriusXM Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LSXMA.US <equity> AQR” (or its equivalent successor if such page is not available) for such Trading Day and (y) the number of shares of New Liberty SiriusXM Common Stock included in the SiriusXM Component on such Trading Day, in each case in respect of the period from the scheduled opening of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable for any Group Common Stock, the market value of such Group Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method) and will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

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“Excluded Group Common Stock” means each of the Series B Liberty Live Common Stock of the Company, par value $0.01 per share, the Series C Liberty Live Common Stock of the Company, par value $0.01 per share, the Series B Liberty Formula One Common Stock of the Company, par value $0.01 per share, the Series C Liberty Formula One Common Stock of the Company, par value $0.01 per share, the Series B Liberty SiriusXM Common Stock of the Company, par value $0.01 per share, or the Series C Liberty SiriusXM Common Stock of the Company, par value $0.01 per share.

“Fundamental Change” means the occurrence after the original issuance of the Notes of any of the following events:

(a)            any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Company or its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act (an “Exchange Act Report”) disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of (i) shares of one or more Group Common Stocks representing in the aggregate, as of the date of filing of such Exchange Act Report, more than 50% (or, in the case of a Permitted Holder, 60%) of the Company Market Capitalization, or (ii) the Company’s Common Equity representing more than 50% (or, in the case of a Permitted Holder, 60%) of the voting power of the Company’s Common Equity;

(b)            consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of the Company pursuant to which each Group Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s Subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions being referred to herein as an “event”); provided, however, that any such event where the holders of the Company’s Common Equity immediately prior to such event, own, directly or indirectly, more than 50% of the voting power of all classes of Common Equity of the continuing or surviving person or transferee or the parent thereof immediately after such event with such holders’ proportional voting power immediately after such event being in substantially the same proportions as their respective voting power before such event shall not be a Fundamental Change;

(c)            the first day on which Continuing Directors cease to constitute at least a majority of the Board of Directors;

(d)            the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e)            the New Liberty Live Common Stock, the New Liberty Formula One Common Stock or the New Liberty SiriusXM Common Stock (or any series of securities on the basis of the trading price of which the Settlement Amount is then calculated) ceases to be listed on at least one U.S. national securities exchange, unless the event giving rise to such delisting results in an adjustment to the Conversion Rate or the number of shares of Group Common Stock in a Component of the Securities Basket or the creation of or the adjustment to Reference Property, as defined in Section 12.05,

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provided, however, (x) a filing that would otherwise constitute a Fundamental Change under clause (a) above will not constitute a Fundamental Change if (i) the filing occurs in connection with a transaction in which each Group Common Stock is replaced by the securities of another corporation, partnership, limited liability company or similar entity, and (ii) no such filing is made or is in effect with respect to Common Equity representing more than 50% of the voting power of such other entity, and (y) no transaction or event described in clause (a) or (b) above will constitute a Fundamental Change if at least 90% of the consideration received by the holders of each Group Common Stock, excluding cash payments for fractional shares, in the transaction or event that would otherwise have constituted the Fundamental Change consists of shares of Publicly Traded Securities, and as a result of the event, the Notes become convertible into cash based upon such consideration, excluding cash payments for fractional shares (subject to the provisions of Section 12.02(a)).

Any Spin-Off or Redemptive Split-Off of all or substantially all of the Company’s property and assets will constitute a Fundamental Change, unless after giving effect to the Spin-Off or Redemptive Split-Off, the Notes become convertible pursuant to their terms into cash based upon the value of Publicly Traded Securities of the Successor Entity that are distributed to the holders of Group Common Stock, in the case of a Spin-Off, or issued in redemption of shares of Group Common Stock, in the case of a Redemptive Split-Off.

For purposes of this definition, whether a “person” is a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

After any transaction in which each Group Common Stock is replaced by the securities of another entity pursuant to Section 12.05, should one occur, following completion of any related Make-Whole Fundamental Change Period and any related Fundamental Change Repurchase Date, references to the Company in the definition of “Fundamental Change” above will apply to such other entity instead.

“Group” means the Live Group, the Formula One Group or the SiriusXM Group.

“Group Common Stock” means each of the New Liberty Live Common Stock, the New Liberty Formula One Common Stock or the New Liberty SiriusXM Common Stock, in each case to the extent such Group Common Stock is included in the Securities Basket at the applicable time.

“Last Securities Basket Price” on any Trading Day for the Securities Basket means the sum of (i) the product of (x) the Last Reported Sale Price of the New Liberty Live Common Stock on that Trading Day and (y) the number of shares of New Liberty Live Common Stock included in the Live Component on that Trading Day, plus (ii) the product of the Last Reported Sale Price of the New Liberty Formula One Common Stock on that Trading Day and (y) the number of shares of New Liberty Formula One Common Stock included in the Formula One Component on that Trading Day, plus (iii) the product of (x) the Last Reported Share Price of the New Liberty SiriusXM Common Stock on that Trading Day and (y) the number of shares of New Liberty SiriusXM Common Stock included in the SiriusXM Component on that Trading Day.

“Restated Charter” means the Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on August 3, 2023, as it may be subsequently amended, modified, supplemented and/or restated.

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“Securities Basket” means (subject to adjustment as provided in Section 12.04 and subject to Section 12.05) the Live Component, the Formula One Component and the SiriusXM Component.

“SiriusXM Component” means that portion of the Securities Basket consisting of 1.0163 share of New Liberty SiriusXM Common Stock (subject to adjustment as provided in Section 12.04 and subject to Section 12.05).

“Stock Price” means (a) in the case of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change in which holders of each Group Common Stock receive solely cash consideration in connection with such Make-Whole Fundamental Change, the sum of (i) the product of (x) the amount of cash paid per share of New Liberty Live Common Stock and (y) the number of shares of New Liberty Live Common Stock included in the Live Component as of the date of determination plus (ii) the product of (x) the amount of cash paid per share of New Liberty Formula One Common Stock and (y) the number of shares of New Liberty Formula One Common Stock included in the Formula One Component as of the date of determination plus (iii) the product of (x) the amount of cash paid per share of New Liberty SiriusXM Common Stock and (y) the number of shares of New Liberty SiriusXM Common Stock included in the SiriusXM Component as of the date of determination, and (b) in the case of all other Make-Whole Fundamental Changes, the sum of (i) the product of (x) the average of the Last Reported Sale Prices per share of the New Liberty Live Common Stock over the period of five consecutive Trading Days for the Securities Basket ending on, and including, the Trading Day for the Securities Basket immediately preceding the Effective Date of such Make-Whole Fundamental Change and (y) the number of shares of New Liberty Live Common Stock included in the Live Component as of the date of determination plus (ii) the product of (x) the average of the Last Reported Sale Prices per share of the New Liberty Formula One Common Stock over the period of five consecutive Trading Days for the Securities Basket ending on, and including, the Trading Day for the Securities Basket immediately preceding the Effective Date of such Make-Whole Fundamental Change and (y) the number of shares of New Liberty Formula One Common Stock included in the Formula One Component as of the date of determination plus (iii) the product of (x) the average of the Last Reported Sale Prices per share of the New Liberty SiriusXM Common Stock over the period of five consecutive Trading Days for the Securities Basket ending on, and including, the Trading Day for the Securities Basket immediately preceding the Effective Date of such Make-Whole Fundamental Change and (y) the number of shares of New Liberty SiriusXM Common Stock included in the SiriusXM Component as of the date of determination. The Board of Directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the Conversion Rate or number of shares in any Component that becomes effective, or any event requiring an adjustment to the Conversion Rate or number of shares in a Component where the Ex-Dividend Date of the event occurs, during such five consecutive Trading Day period.

(b)            For all purposes of the Indenture and the Notes, Section 1.01 of the Indenture is amended by adding the following defined terms in appropriate alphabetical order:

“Formula One Component” means that portion of the Securities Basket consisting of 0.2547 of a share of New Liberty Formula One Common Stock (subject to adjustment as provided in Section 12.04 and subject to Section 12.05).

“Formula One Group” has the meaning assigned thereto in the Restated Charter.

“Live Component” means the portion of the Securities Basket consisting of 0.2650 of a share of New Liberty Live Common Stock (subject to adjustment as provided in Section 12.04 and subject to Section 12.05).

“Live Group” shall have the meaning assigned thereto in the Restated Charter.

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“New Liberty Formula One Common Stock” means, subject to Section 12.04 and Section 12.05, shares of Series A Liberty Formula One Common Stock of the Company, par value $0.01 per share.

“New Liberty Live Common Stock” means, subject to Section 12.04 and Section 12.05, shares of Series A Liberty Live Common Stock of the Company, par value $0.01 per share.

“New Liberty SiriusXM Common Stock” means, subject to Section 12.04 and Section 12.05, shares of Series A Liberty SiriusXM Common Stock of the Company, par value $0.01 per share.

(c)            For all purposes of the Indenture and the Notes, Section 1.01 of the Indenture is amended by deleting the following definitions in full:

“Braves Component”

“Braves Group”

“Liberty Braves Common Stock”

“Liberty SiriusXM Common Stock”

“Liberty Media Common Stock”

“Media Component”

“Media Group”

(d)            Section 12.01(a) of the Indenture is amended and restated to read in full as follows:

“(a)           Upon compliance with the provisions of this Article 12, a Noteholder shall have the right, at such holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note (i) subject to satisfaction of the conditions set forth in Section 12.01(b), at any time prior to April 15, 2023, under the circumstances and during the periods set forth in Section 12.01(b), and (ii) irrespective of the conditions set forth in Section 12.01(b), on or after April 15, 2023, and prior to the close of business on the second Business Day immediately preceding the Maturity Date, in each case, at a conversion rate (the “Conversion Rate”) of 23.1586 Securities Baskets (subject to adjustment as provided in Section 12.04 of the Indenture) per $1,000 principal amount of Notes (subject to the settlement provisions of Section 12.02, the “Conversion Obligation”). A Noteholder may convert a portion (less than all) of its Notes only if the Notes the Noteholder retains are in a Permitted Denomination.”

(e)            Section 12.03 of the Indenture is amended and restated to read in full as follows:

“SECTION 12.03           Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes. (a) Notwithstanding anything herein to the contrary, the Conversion Rate applicable to each Note that is surrendered for conversion, in accordance with this Article 12, at any time from, and including, the effective date (the “Effective Date”) of a Make-Whole Fundamental Change until, and including, the close of business on the second Business Day immediately preceding the related Fundamental Change Repurchase Date corresponding to such Make-Whole Fundamental Change, or the fortieth Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change (in the case of a Make-Whole Fundamental Change that does not constitute a Fundamental Change by virtue of the parenthetical in the definition of Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”), shall be increased to an amount equal to the Conversion Rate that would, but for this Section 12.03, otherwise apply to such Note pursuant to this Article 12, plus an amount equal to the Make-Whole Conversion Rate Adjustment.

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As used herein, “Make-Whole Conversion Rate Adjustment” shall mean, with respect to a Make-Whole Fundamental Change, the amount set forth in the following table that corresponds to the Effective Date of such Make-Whole Fundamental Change and the Stock Price for such Make-Whole Fundamental Change, all as determined by the Company:

Make-Whole Conversion Rate Adjustment

Stock Price
Effective Date	$35.25	$38.61	$43.19	$48.26	$54.29	$60.33	$66.36	$78.42	$96.52	$120.65	$144.78	$180.98
October 17, 2013	5.2105	4.3924	3.5478	2.8595	2.2673	1.8371	1.5143	1.0717	0.6838	0.4062	0.2515	0.1243
October 15, 2014	5.2105	4.3092	3.4509	2.7575	2.1671	1.7414	1.4252	0.9967	0.6270	0.3660	0.2221	0.1044
October 15, 2015	5.2105	4.2772	3.3891	2.6789	2.0808	1.6548	1.3423	0.9245	0.5728	0.3295	0.1977	0.0904
October 15, 2016	5.2105	4.2557	3.3295	2.5964	1.9867	1.5602	1.2512	0.8458	0.5143	0.2909	0.1720	0.0762
October 15, 2017	5.2105	4.2237	3.2524	2.4940	1.8736	1.4468	1.1434	0.7558	0.4492	0.2499	0.1454	0.0622
October 15, 2018	5.2105	4.1749	3.1496	2.3618	1.7319	1.3080	1.0136	0.6506	0.3763	0.2056	0.1181	0.0484
October 15, 2019	5.2105	4.0945	3.0066	2.1873	1.5491	1.1339	0.8558	0.5272	0.2954	0.1591	0.0904	0.0348
October 15, 2020	5.2105	3.9668	2.7986	1.9449	1.3059	0.9100	0.6590	0.3825	0.2064	0.1103	0.0617	0.0211
October 15, 2021	5.2105	3.7538	2.4815	1.5934	0.9718	0.6191	0.4148	0.2188	0.1140	0.0613	0.0336	0.0079
October 15, 2022	5.2105	3.3738	1.9366	1.0261	0.4836	0.2379	0.1281	0.0539	0.0269	0.0124	0.0033	0.0000
October 15, 2023	5.2105	2.7427	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

provided, however, that:

(i)            if the actual Stock Price of such Make-Whole Fundamental Change is between two Stock Prices listed in the table above under the row titled “Stock Price,” or if the actual Effective Date of such Make-Whole Fundamental Change is between two Effective Dates listed in the table above in the column immediately below the title “Effective Date,” then the Make-Whole Conversion Rate Adjustment for such Make-Whole Fundamental Change shall be determined by the Company by straight-line interpolation between the Make-Whole Conversion Rate Adjustment set forth for such higher and lower Stock Prices, or for such earlier and later Effective Dates based on a 365-day year, as applicable;

(ii)           if the actual Stock Price of such Make-Whole Fundamental Change is greater than $180.98 per Securities Basket (subject to adjustment in the same manner as the Stock Price as provided in clause (iii) below), or if the actual Stock Price of such Make-Whole Fundamental Change is less than $35.25 per Securities Basket (subject to adjustment in the same manner as the Stock Price as provided in clause (iii) below), then the Make-Whole Conversion Rate Adjustment shall be equal to zero and this Section 12.03 shall not require the Company to increase the Conversion Rate with respect to such Make-Whole Fundamental Change;

(iii)          if an event occurs that requires, pursuant to this Article 12 (other than solely pursuant to this Section 12.03), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each price set forth in the table above under the row titled “Stock Price” shall be deemed to be adjusted so that such Stock Price, at and after such time, shall be equal to the product of (1) such Stock Price as in effect immediately before such adjustment to such Stock Price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with this Article 12, immediately after such adjustment to the Conversion Rate;

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(iv)          each Make-Whole Conversion Rate Adjustment set forth in the table above shall be adjusted in the same manner in which, at the same time and for the same events for which, the Conversion Rate is to be adjusted pursuant to Section 12.04;

(v)          in no event will the Conversion Rate exceed 28.3691 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 12.04; and

(vi)          If any Noteholder converts such holder’s Notes prior to or following the Make-Whole Fundamental Change Period, such holder will not be entitled to receive the increased Conversion Rate resulting from the Make-Whole Conversion Rate Adjustment in connection with such conversion.

(b)            As soon as practicable after the Company determines the anticipated Effective Date of any proposed Make-Whole Fundamental Change, the Company shall mail to each Noteholder, the Trustee and the Conversion Agent written notice of, and shall issue a press release indicating, and publish on the Company’s website, the anticipated Effective Date of such proposed Make-Whole Fundamental Change and shall use commercially reasonable efforts in time to give such notice no later than thirty Business Days in advance of such anticipated Effective Date, and will update such notice and press release promptly if the anticipated Effective Date subsequently changes; provided that the Company shall not be required to give such notice or issue such press release more than thirty Business Days in advance of such anticipated Effective Date and will update its notice and press release promptly if the anticipated Effective Date subsequently changes. Each such press release notice, announcement and publication shall also state that in connection with such Make-Whole Fundamental Change, the Company shall increase, in accordance herewith, the Conversion Rate applicable to Notes entitled as provided herein to such increase (along with a description of how such increase shall be calculated and the time periods during which Notes must be surrendered in order to be entitled to such increase). No later than five Business Days after the actual Effective Date of each Make-Whole Fundamental Change, the Company shall mail to each Noteholder, the Trustee and the Conversion Agent written notice of, and shall issue a press release indicating, and publish on the Company’s website, such Effective Date and the amount by which the Conversion Rate has been so increased.

Nothing in this Section 12.03 shall prevent an adjustment to the Conversion Rate or to the number of shares of any Group Common Stock in a Component of the Securities Basket pursuant to Section 12.04 in respect of a Make-Whole Fundamental Change.”

SECTION 4.           Global Notes.

Each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture as amended hereby.

SECTION 5.           Ratification and Effect.

Except as hereby expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the execution of this Second Supplemental Indenture, and the occurrence of the Reclassification Effective Time, the Indenture shall be amended and supplemented in accordance herewith, this Second Supplemental Indenture shall form a part of the Indenture for all purposes and each reference in the Indenture to the Indenture shall mean and be a reference to the Indenture as amended and supplemented hereby.

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SECTION 6.           Governing Law.

This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7.           The Trustee.

The recitals in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Second Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

SECTION 8.           Conflicts.

To the extent of any inconsistency between the terms of the Indenture or the Notes and this Second Supplemental Indenture, the terms of this Second Supplemental Indenture will control.

SECTION 9.           Miscellaneous.

This Second Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All covenants and agreements in this Second Supplemental Indenture given by the parties hereto shall bind their successors. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby. The section headings are for convenience only and shall not affect the construction hereof. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

LIBERTY MEDIA CORPORATION

By:	/s/ Brian J. Wendling
Name:	Brian J. Wendling
Title:	Chief Accounting Officer and Principal Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Christopher J. Grell
Name:	Christopher J. Grell
Title:	Vice President

Signature Page to Second Supplemental Indenture